Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Second Quarter 2012 Results, Updated

Commodity Hedge Positions and Updated 2012 Guidance

HOUSTON, TEXAS, August 9, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and six months ended June 30, 2012. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below and announced updated 2012 guidance.

Key Second Quarter Highlights:

•

Average daily production increased 6% to 57.0 MMcfe in the second quarter of 2012 from 53.8 MMcfe in the first quarter of 2012 due to production from MEMP’s third party acquisition that closed on May 1, 2012 and increased development drilling, primarily in the East Texas fields.

•	Second quarter distribution coverage ratio of 1.37x.

•	Completed three previously announced acquisitions totaling $82.8 million. These acquisitions added approximately 10 MMcfe/d of net production at the time of acquisition.

•

Strengthened commodity hedge portfolio, with 87% of current expected natural gas production hedged through year-end 2013 (76% hedged through the first nine months of 2017) and 83% of crude oil production hedged through year-end 2013 (74% hedged through the first nine months of 2017).

•	Announced quarterly cash distribution of $0.48 per unit, or $1.92 per unit on an annualized basis, representing a 1.1% increase over the annualized minimum quarterly distribution.

•	Revised 2012 guidance maintains distributable cash flow coverage of approximately 1.2x – 1.3x for the full year 2012.

John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP, commented, “We’ve been very active on the acquisition front, closing three transactions within the first six months following our IPO. Our financial results for the quarter reflect our commitment to drive additional unitholder value. We are pleased to report distributable cash flow of $14.6 million for the quarter, which provided 1.37 times distribution coverage. We are excited about the remainder of the year as we continue to evaluate additional opportunities that will allow us to execute on our acquisition and growth strategy.”

Review of Second Quarter 2012 (1)

•

Average daily production increased 6% to 57.0 MMcfe in the second quarter of 2012 from 53.8 MMcfe in the first quarter of 2012 due to production from MEMP’s third party acquisition that closed on May 1, 2012 and increased development drilling, primarily in the East Texas fields.

•

Average realized prices, excluding commodity derivatives settlements, were $3.21 per Mcfe in the second quarter of 2012, down 16% from $3.83 per Mcfe in the first quarter of 2012. Average realized natural gas prices decreased 18% to $2.37 per Mcf in the second quarter of 2012 from $2.89 per Mcf in the first quarter of 2012. Average realized oil prices decreased 9% to $92.91 per Bbl in the second quarter of 2012 from $102.63 per Bbl in the first quarter of 2012, and average realized natural gas liquids (“NGLs”) prices decreased 33% to $33.67 per Bbl in the second quarter of 2012 from $50.55 per Bbl in the first quarter of 2012. Averaged realized prices, including commodity derivatives settlements, were $5.11 per Mcfe in the second quarter of 2012, compared to $5.28 per Mcfe in the first quarter of 2012.

•

Natural gas, crude oil and NGLs sales, excluding commodity derivatives settlements, were $16.6 million in the second quarter of 2012, compared to $18.8 million in the first quarter of 2012. On a Mcfe basis, natural gas, crude oil and NGLs represented 87%, 4% and 9%, respectively, of sales volumes. On a revenue basis, natural gas, crude oil and NGLs sales represented 64%, 20% and 16%, respectively, of total oil and gas revenues.

•

Adjusted EBITDA(2) increased 18% to $18.8 million during the second quarter of 2012 from $15.9 million during the first quarter of 2012 primarily due to results from MEMP’s third party acquisition that closed on May 1, 2012, higher realized commodity derivative settlements and lower general and administrative cash expenses which were partially offset by lower realized commodity prices. Adjusted EBITDA includes $1.9 million of net operating cash flow from the third-party acquisition from effective date through closing date.

•

Distributable cash flow (2) increased 15% in the second quarter of 2012 to $14.6 million compared to $12.7 million in the first quarter of 2012. Distributable cash flow per unit increased to $0.66 per unit in the second quarter of 2012 from $0.57 per unit in the first quarter of 2012.

•

Total lease operating expenses decreased to $1.20 per Mcfe in the second quarter of 2012 from $1.23 per Mcfe in the first quarter of 2012, primarily due to a $0.5 million reduction in workover expenses, with workover expenses for the second quarter of 2012 totaling $0.4 million compared to $0.9 million in the first quarter.

•

Production and ad valorem taxes decreased $0.05 per Mcfe, or 13%, to $0.33 per Mcfe in the second quarter of 2012 from $0.38 per Mcfe in the first quarter of 2012 primarily due to lower realized commodity prices in the second quarter.

•

General and administrative expense (“G&A”) was $2.1 million for the second quarter of 2012 compared to the first quarter of 2012 of $2.4 million, which included $0.6 million and $0.4 million respectively, of non-cash compensation expense and acquisition related costs.

•

Cash settlements received on commodity derivatives during the second quarter of 2012 were $9.8 million or $1.90 per Mcfe, compared to $7.1 million received during the first quarter of 2012, with the increase attributable to lower prices for oil and natural gas during the second quarter as well as higher hedged volumes. Total hedged production in the second quarter was 3.9 Bcfe or 75% of second quarter production of 5.2 Bcfe, at an average hedge price of $5.38 per Mcfe compared to total hedged production in the first quarter of 3.5 Bcfe or 71% of first quarter production of 4.9 Bcfe, at an average hedge price of $5.40 per Mcfe. We reported an unrealized loss of $4.9 million on commodity derivatives portfolio in the second quarter of 2012 compared to an unrealized gain of $15.5 million in the first quarter of 2012. The unrealized loss in the second quarter of 2012 was primarily attributable to reversals of previously recorded unrealized gains as those positions settled, offset by unrealized gains related to a decrease in commodity futures prices at June 30, 2012 as compared to March 31, 2012.

•	Depreciation, depletion and amortization expense was $7.8 million in the second quarter of 2012 compared to $7.3 million in the first quarter of 2012.

•

Interest expense was $3.6 million during the second quarter of 2012 and included $2.1 million of unrealized losses on interest derivatives and $0.1 million of non-cash amortization of debt issuance cost.

•

Total capital expenditures for the second quarter of 2012 were $3.0 million. Total capital expenditures for the first half of 2012 were $13.6 million and are expected to be approximately $18 – $21 million for full year 2012.

•

Total maintenance capital expenditures for the first half of 2012 were $5.2 million and are in line with MEMP’s revised guidance of $11.8 million for maintenance capital expenditures budgeted for 2012. Maintenance capital expenditures for the second half of 2012 are expected to be $6.6 million. In addition, MEMP reduced forecasted growth capital expenditures and increased maintenance capital expenditures after giving effect to recent acquisitions.

(1)

In accordance with United States Generally Accepted Accounting Principles, acquisitions from Memorial Resource are considered transactions between entities under common control, therefore the comparison of results for the first quarter of 2012 and second quarter of 2012, along with the financial statements below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 are presented as if MEMP had owned the assets for all periods presented on a consolidated basis.

(2)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Acquisitions Update

Year-to-date 2012, MEMP has executed a total of $82.8 million in closed acquisitions. These acquisitions expanded MEMP’s footprint near its core operating areas in East Texas and also marked its entry into Louisiana. Combined, these transactions have the following characteristics:

•	Average net daily production of approximately 10 MMcfe at the time of acquisition;

•	Proved reserves of approximately 70.3 Bcfe;

•	Reserve life of more than 19 years;

•	Approximately 73% natural gas; 27% oil and NGLs; and

•	Multiple drilling and recompletion opportunities and significant organic growth potential.

Hedging Update

Consistent with its hedging policy, MEMP executed additional hedges on a portion of its expected oil and natural gas volumes through the third quarter of 2017. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from July 2012 through September 2017, consisting of swaps, collars and puts to help mitigate the risk of fluctuating commodity prices. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility. Effective July 1, 2012, the notional volumes and prices of MEMP’s commodity derivative contracts were as follows:

•

Regarding natural gas hedges, commodity derivative contracts for the last six months of 2012, the years ending December 31, 2013, 2014, 2015, 2016 and the first nine months of 2017 cover approximately 88%, 87%, 81%, 73%, 68% and 63% respectively, of MEMP’s targeted average net production of natural gas. Regarding natural gas prices, MEMP has total hedged volumes for the last six months of 2012, the years ending December 31, 2013, 2014, 2015, 2016 and the first nine months of 2017, respectively, at weighted-average floor hedge prices of $4.66, $4.54, $4.43, $4.35, $4.56 and $4.33 per MMBtu.

•

Regarding crude oil hedges, commodity derivative contracts for the last six months of 2012, the years ending December 31, 2013, 2014, 2015, 2016 and the first nine months of 2017 cover approximately 82%, 84%, 76%, 72%, 67% and 67%, respectively, of MEMP’s targeted average net production of crude oil. Regarding crude oil prices, MEMP has total hedged volumes for the last six months of 2012, the years ending December 31, 2013, 2014, 2015, 2016 and the first nine months of 2017, respectively, at weighted-average floor hedge prices of $92.81, $93.26, $89.99, $90.93, $91.03 and $87.75 per barrel.

•

Regarding NGL hedges, commodity derivative contracts for the years ending December 31, 2012 and 2013, cover approximately 56% of MEMP’s targeted average net production of NGLs for both years. Regarding NGL prices, MEMP has total hedged volumes for the years ending December 31, 2012 and 2013, respectively, at weighted-average floor hedge prices of $52.73 and $52.94 per barrel.

•	Targeted average net production estimates represent the lower boundary of annual production range in MEMP’s updated 2012 full year guidance.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged:

Hedge Summary Table

	July 2012 -		Year Ending December 31,			Jan 2017 -
	Dec-12	2013	2014	2015	2016	Sep 2017
Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu/d)	22,229	36,499	40,221	36,420	33,550	30,992
Weighted-average fixed price	$4.50	$4.45	$4.43	$4.35	$4.56	$4.33
Collar contracts:
Volume (MMBtu/d)	18,913	6,674	—	—	—	—
Weighted-average ceiling price	$5.87	$5.80	—	—	—	—
Weighted-average floor price	$4.83	$5.07	—	—	—	—
Put options:
Volume (MMBtu/d)	2,283	—	—	—	—	—
Weighted-average floor price	$4.80	—	—	—	—	—
Total natural gas volumes hedged (MMBtu/d)	43,425	43,173	40,221	36,420	33,550	30,992
Total weighted-average fixed/floor price	$4.66	$4.54	$4.43	$4.35	$4.56	$4.33
Percent of target production hedged	87.6%	87.0%	81.1%	73.4%	67.8%	62.5%

Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	155	152	176	264	246	247
Weighted-average fixed price	$98.63	$99.53	$89.99	$90.93	$91.03	$87.75
Collar contracts:
Volume (Bbl/d)	147	156	105	—	—	—
Weighted-average ceiling price	$115.12	$116.94	$117.72	—	—	—
Weighted-average floor price	$86.67	$87.16	$90.00	—	—	—
Total crude oil volumes hedged (Bbl/d)	302	308	281	264	246	247
Total weighted-average fixed/floor price	$92.81	$93.26	$89.99	$90.93	$91.03	$87.75
Percent of target production hedged	81.8%	83.6%	76.2%	71.6%	67.0%	67.0%

Natural Gas Liquids Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	356	477	—	—	—	—
Weighted-average fixed price	$44.93	$52.94	—	—	—	—
Collar contracts:
Volume (Bbl/d)	124	—	—	—	—	—
Weighted-average ceiling price	$93.57	—	—	—	—	—
Weighted-average floor price	$75.16	—	—	—	—	—
Total NGL volumes hedged (Bbl/d)	480	477	—	—	—	—
Total weighted-average fixed/floor price	$52.73	$52.94	—	—	—
Percent of target production hedged	56.1%	55.7%	0.0%	0.0%	0.0%	0.0%

As of July 1, 2012, MEMP has entered into the following interest rate derivative hedging transactions:

•

MEMP has hedged $150.0 million or 75% of its variable rate exposure on its $199 million debt outstanding as of August 1, 2012 over a 5-year term ending December 14, 2016 at a weighted average fixed annual LIBOR rate of 1.12%.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Updated 2012 Guidance

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2012 guidance has been updated to reflect actual changes in commodity prices and the impact of growth capital spending and takes into account the impact of the oil and gas producing properties acquired in the second quarter, including those considered transactions between entities under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2012 Guidance

Annual Production (Bcfe)	20 – 21
Adjusted EBITDA ($MM)	$69 – $71
Distributable Cash Flow ($MM)	$52 – $54
DCF Coverage	1.2x –1.3x
Maintenance Capex ($MM)	$11.8
Growth Capex ($MM)	$6 – $9

These estimates and assumptions reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Financial Update

Total debt outstanding as of June 30, 2012 was $204 million under MEMP’s 5-year, $1.0 billion revolving credit facility with a borrowing base of $300 million. As of June 30, 2012, MEMP’s liquidity of $99.4 million consisted of $3.4 million of available cash and $96 million of available borrowing capacity. MEMP had total debt outstanding as of August 1, 2012 of $199 million and liquidity of $101 million, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Second Quarter 2012 Cash Distribution

As announced on July 20, 2012, the board of directors of MEMP’s general partner approved a cash distribution of $0.48 per unit for the second quarter of 2012. This distribution represents an annualized rate of $1.92 per unit. The distribution will be paid on August 13, 2012 to unitholders of record as of the close of business on August 1, 2012.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in MEMP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which will be filed with the SEC on or before August 14, 2012.

Conference Call

MEMP will host an investor conference call today at 9:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least fifteen minutes before the call begins and providing the passcode 93190812. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website, www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 93190812.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices as of February 26, 2012, March 26, 2012 and May 3, 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of proved reserves may differ materially from the estimates of its proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition costs; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support MEMP’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP are generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

(In thousands, except per unit data)	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012
Revenues:
Oil & natural gas sales	$16,639	$35,399
Other income	31	141

Total revenues	$16,670	$35,540

Costs and expenses:
Lease operating	6,213	12,234
Exploration	414	414
Production and ad valorem taxes	1,708	3,568
Depreciation, depletion, and amortization	7,754	15,012
General and administrative	2,117	4,474
Accretion of asset retirement obligations	274	562
Realized gain on commodity derivative instruments	(9,828)	(16,908)
Unrealized (gain) loss on commodity derivative instruments	4,851	(10,677)
Gain on sale of properties	(192)	(192)
Other, net	197	327

Total costs and expenses	13,508	8,814

Operating income	3,162	26,726
Interest expense	3,577	4,901

Income (loss) before income taxes	(415)	21,825
Income tax expense	—	183

Net income (loss)	(415)	21,642
Net income (loss) attributable to predecessor	(161)	1,001

Net income (loss) attributable to partners	$(254)	$20,641
Allocation of net income (loss) attributable to partners:
Limited partners	$(254)	$20,620

General partner	$—	$21

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.01)	$0.93

Cash distribution declared per unit	$0.48	$0.96

Weighted average number of limited partner units outstanding	22,236	22,210

Oil and natural gas revenue:
Oil sales	3,374	6,595
NGL sales	2,616	5,595
Natural gas sales	10,649	23,209

Total oil and natural gas revenue	$16,639	$35,399

Production volumes:
Oil (MBbls)	36	68
NGLs (MBbls)	78	136
Natural gas (MMcf)	4,499	8,856

Total (MMcfe)	5,183	10,080

Average net production (MMcfe/d)	57.0	55.4

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$92.91	$97.42
NGL (per Bbl)	$33.67	$41.06
Natural gas (per Mcf)	$2.37	$2.62

Total (Mcfe)	$3.21	$3.51

Average unit costs per Mcfe:
Lease operating expense	$1.20	$1.21
Production and ad valorem taxes	$0.33	$0.35
General and administrative expenses	$0.41	$0.44
Depletion, depreciation, and amortization	$1.50	$1.49

Memorial Production Partners LP

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)	June 30, 2012
Balance Sheet Data:
Total current assets	$42,499
Oil and natural gas properties, net	484,592
Other assets	23,381

Total assets	550,472

Total current liabilities	11,858
Long-term debt	204,000
Other long-term liabilities	17,672

Total liabilities	$233,530

Total partners’ equity	$316,942

	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012
Calculation of Adjusted EBITDA:
Net income (loss)	$(415)	$21,642
Interest expense	3,577	4,901
Deferred income tax expense	—	183
DD&A	7,754	15,012
Accretion of AROs	274	562
Unrealized (gains) losses on commodity derivative instruments	4,851	(10,677)
Gain on sale of properties	(192)	(192)
Acquisition related expenses	285	398
Unit-based compensation expense	327	575
Exploration costs	414	414
Net operating cash flow from acquisitions, effective date through closing date	1,888	1,888

Adjusted EBITDA	$18,763	$34,706

	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012
Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$11,783	$27,414
Changes in working capital	3,079	2,345
Interest expense	3,577	4,901
Unrealized (loss) gain on interest rate swaps	(2,135)	(2,397)
Amortization of deferred financing fees	(128)	(257)
Exploration costs	414	414
Acquisition related expenses	285	398
Net operating cash flow from acquisitions, effective date through closing date	1,888	1,888

Adjusted EBITDA	$18,763	$34,706

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

(In thousands)	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Calculation of Adjusted EBITDA:
Net income (loss)	$(415)	$21,642
Interest expense	3,577	4,901
Deferred income tax expense	—	183
Depreciation, depletion and amortization	7,754	15,012
Accretion of asset retirement obligations	274	562
Unrealized (gains) losses on commodity derivative instruments	4,851	(10,677)
Gain on sale of properties	(192)	(192)
Acquisition related expenses	285	398
Unit-based compensation expense	327	575
Exploration costs	414	414
Net operating cash flow from acquisitions, effective date through closing date	1,888	1,888

Adjusted EBITDA	18,763	34,706
Less: Cash interest expense	1,211	2,168
Less: Estimated Maintenance Capital Expenditures	2,926	5,214

Distributable cash flow	$14,626	$27,324

Cash distribution	$10,714	$21,382

Distribution coverage ratio	1.37x	1.28x

2012 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2012 Adjusted EBITDA Guidance

(In millions)	Low For Year Ended December 31, 2012	High For Year Ended December 31, 2012
Calculation of Adjusted EBITDA:
Net income	$27	$29
Interest expense	5	5
Net operating cash flow from acquisitions, effective date through closing date	2	2
Depletion, depreciation, and amortization	35	35

Adjusted EBITDA	$69	$71

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$62	$64
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	2	2
Interest expense	5	5

Adjusted EBITDA	$69	$71

Contact

Memorial Production Partners LP

Ronnetta Eaton—Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com